KINETICS MUTUAL FUNDS, INC.
AMENDED MULTIPLE CLASS PLAN

This Multiple Class Plan (“Plan”) is adopted by KINETICS MUTUAL FUNDS, INC. (“Company”), a Maryland corporation, with respect to the classes of shares (individually a “Class” and together “Classes”) of the series of the Company (“Funds”) set forth in the exhibits hereto.

1.             Purpose
This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, so as to allow the Company to issue more than one Class of shares of any or all of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.             Separate Arrangements/Class Differences
a) Designation of Classes:  The Funds set forth in Exhibit A offer three or more Classes of shares as follows:  No Load Class Shares, Advisor Class A Shares, Advisor Class C Shares and Institutional Class Shares.
b) Sales Load, Rule 12b-1 Distribution Plan, Shareholder Servicing Fee and Redemption Fee:  No Load Class Shares are not subject to a sales load or a Rule 12b-1 fee.  Advisor Class A Shares are subject to a front-end sales load as described in the Prospectus and a Rule 12b-1 fee of up to 0.50% of the average daily net assets of Advisor Class A Shares.    Advisor Class C Shares are subject to a Rule 12b-1 fee of up to 1.00% of the average daily net assets of Advisor Class C Shares.  No Load Class, Advisor Class A Shares and Advisor Class C Shares are subject to a shareholder servicing fee of 0.25% of the average daily net asset value of such shares.  Institutional Class Shares are subject to a shareholder servicing fee of 0.20% of the average daily net asset value of such shares.  No Load Class Shares, Advisor Class A Shares, Advisor Class C Shares and Institutional Class Shares are subject to a 2.00% fee on the redemption or exchange of shares held for less than thirty days.
c) Distribution of Shares:  No Load Class Shares and Advisor Classes A and C Shares are sold primarily to individuals who purchase shares through Kinetics Funds Distributor, Inc.  Institutional Class Shares are sold primarily to institutions such as banks, trust companies, thrift institutions, corporations and mutual funds that are purchasing shares on their own behalf or on behalf of discretionary and non-discretionary accounts for which they may receive account level asset-based management fees.  Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to Advisor Classes A and C Shares, are as described in the applicable Prospectus.
d) Minimum Investment Amounts:  The minimum initial investment in No Load Class Shares, Advisor Class A Shares and Advisor Class C Shares is $2,500.  The minimum initial investment in the Institutional Class is generally $1,000,000, subject to waivers by the Advisor in accordance with the terms of each funds’ prospectus.
e) Voting Rights:  Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Company will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of Advisor Classes A and C Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.
3.             Expense Allocations
Expenses that are treated as class expenses under the Plan will be borne by the Fund’s respective share classes.  Fund expenses will be allocated daily to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Directors.

4.             Exchange Features
Holders of the No Load Shares of any of the Funds may exchange such shares for No Load Shares of any other Fund at net asset value.  Holders of Institutional Class Shares of the Funds may exchange such shares for Institutional Class Shares of any other Fund at net asset value.  Holders of Advisor Class A Shares of any of the Funds may exchange such shares for Advisor Class A Shares of any other Fund at net asset value plus the difference (if any) between the sales charge already paid on the shares of the Fund which are being exchanged out of, and any sales charge imposed by the Fund which is being exchanged into.  Holders of Advisor Class C Shares of any of the Funds may exchange such shares for Advisor Class C Shares of any other Fund at net asset value.  In all cases, shareholders will be required to pay a sales charge only once.  Holders of any share class may also be exchanged for shares of the Government Money Market Fund.

5.             Effectiveness
This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of:  (i) the Company’s Board of Directors; (ii) the members of the Board of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Company’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

EXHIBIT A
to the
KINETICS MUTUAL FUNDS, INC.
MULTIPLE CLASS PLAN

Fund Name	Advisor Classes
The Internet Fund	No Load	A	C	-
The Global Fund	No Load	A	C	-
The Paradigm Fund	No Load	A	C	Institutional
The Medical Fund	No Load	A	C	-
The Small Cap Opportunities Fund	No Load	A	C	Institutional

The Market Opportunities Fund	No Load	A	C	Institutional
The Alternative Income Fund	No Load	A	C	Institutional
The Multi-Disciplinary Income Fund	No Load	A	C	Institutional
The Spin-off and Corporate Restructuring Fund	No Load	A	C	Institutional

This Multiple Class Plan is adopted by Kinetics Mutual Funds, Inc. with respect to the Classes of Shares of the series of Kinetics Mutual Funds, Inc.  as set forth above.

WITNESS the due execution hereof this  ___th day of ________, _______.

Updated and approved by the Boards on:  March 12, 2003, October 1, 2004, December 9, 2005, March 5, 2007, December 6, 2007,December 18, 2009, March 27, 2015 and [    ], 2017.

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